NEWMARKET CORPORATION REPORTS SIGNIFICANT IMPROVEMENT IN SECOND QUARTER AND SIX MONTHS 2006 RESULTS

Richmond, VA, July 26, 2006 -- NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the second quarter and six months 2006.

Earnings for the second quarter 2006, excluding special items, were $15.5 million, or $.89 per share, a significant improvement over earnings on this same basis for second quarter last year of $10.6 million, or $.62 per share. Including special items, net income for the second quarter of this year was $20.4 million, or $1.17 per share, compared to net income for the second quarter last year of $13.1 million, or $.76 per share.

For the first six months of 2006, earnings excluding special items also improved significantly and amounted to $29.2 million, or $1.68 per share. This compares to earnings on this same basis for the first six months last year of $15.3 million, or $.89 per share. Including special items, net income for the first six months of 2006 was $34.1 million, or $1.96 per share, compared to net income for the same period last year of $17.8 million, or $1.03 per share.

The special items included in the second quarter and first half of 2006 included a gain on a tax settlement of $2.9 million, or $.16 per share, as well as a gain on the sale of property of $2.0 million, or $.12 per share. The special item in second quarter and first half of last year was a $2.5 million, or $.14 per share, benefit of an insurance settlement. A reconciliation of net income under U.S. generally accepted accounting principles (GAAP) to earnings excluding special items is included at the end of this earnings release for further clarification.

The increase in earnings for the second quarter and first six months of this year over the same periods last year reflects significant improvement in the petroleum additives segment results. For the second quarter of this year, petroleum additives net sales increased to $325 million, an improvement of 21 percent over net sales of $269 million for the second quarter last year. For the first six months of this year, petroleum additives sales were $624.5 million, up 23 percent over net sales for the same period last year of $506.2 million. Volumes shipped in the first half of 2006 improved five percent over the same period last year. Petroleum additives operating profit for the second quarter of this year improved to $27.1 million, an increase of 65 percent over operating profit for the same period last year of $16.4 million. For the first half of 2006, petroleum additives operating profit reached $52.8 million, an improvement of 106 percent over results for the first half of last year of $25.6 million. All of our major product lines had improved profits in the first half of 2006. The growth in petroleum additives operating profit for the first half of 2006 includes the benefit of higher volumes shipped as well as a favorable sales mix of higher margin products. We also made progress on restoring margins by increasing prices and introducing more cost effective products. The improved results further reflect the benefit of the close partnership of our petroleum additives customers and our technical, marketing, sales, and product supply personnel.

Tetraethyl lead (TEL) operating profit for the second quarter and six months of this year amounted to $2.3 and $2.5 million, respectively. As expected, the results were lower than TEL profit from operations for the second quarter and first half of 2005 of $5.5 and $9.7 million, respectively. The lower profit in the 2006 periods reflects the expected and continuing decline in shipments of this product.

We are pleased with the continuing improvement in our petroleum additives business. This business is experiencing increased raw material and energy costs and remains a highly competitive marketplace. We remain confident in our team and their ability to lead us through this on-going condition.

Sincerely,

Thomas E. Gottwald

As noted, net income for the second quarter and first half for both 2006 and 2005 include certain special items. The Company has reported net income including special items, as well as earnings excluding special items and related per share amounts in this release. The Company believes that even though earnings excluding special items are not required by or presented in accordance with GAAP, this additional measure enhances understanding of the Company's performance. This is because earnings excluding special items excludes the impact of certain non-recurring items and enhances period to period comparability. Earnings excluding special items should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of earnings excluding special items, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Summary of Earnings for the Second Quarter and Six Months
	Second Quarter Ended June 30		Six Month Ended June 30
Net Income	2006	2005	2006	2005
Net income	$20.4	$13.1	$34.1	$17.8
(Less) Special items:
Gain on sale of property	(2.0)	-	(2.0)	-
Income tax settlement	(2.9)	-	(2.9)	-
Insurance settlement	-	(2.5)	-	(2.5)
Earnings excluding special items	$15.5	$10.6	$29.2	$15.3

Diluted Earnings Per Share:
Net income	$1.17	$0.76	$1.96	$1.03
(Less) Special items:
Gain on sale of property	(0.12)	-	(0.12)	-
Income tax settlement	(0.16)	-	(0.16)	-
Insurance settlement	-	(0.14)	-	(0.14)
Earnings excluding special items	$0.89	$0.62	$1.68	$0.89

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EDT on Thursday, July 27, 2006, to review second quarter 2006 financial results. You can access the conference call live by dialing 877-407-8033 (domestic) or  201-689-8033 (international) and requesting the NewMarket conference call.  To avoid delays, callers should dial in five minutes early.  The call will also be broadcast via the Internet and can be accessed through the Company's website at www.NewMarket.com or www.investorcalendar.com.   A teleconference replay of the call will be available until August 1, 2006 at 11:59 EDT by dialing 877-660-6853 (domestic) and 201-612-7415 (international).  The account number is 286. The conference ID number is 208755. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission (SEC), including the risk factors in Item 1A, "Risk Factors" of our 2005 Annual Report on Form 10-K, which is available to shareholders upon request. Readers are urged to review and consider carefully the disclosure NewMarket makes in its filings with the SEC.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com